Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
GIBRALTAR INDUSTRIES, INC.

Gibraltar Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by deleting the current Article THIRTEENTH and replacing it with the following:

“THIRTEENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. The modification or repeal of this Article Thirteenth shall not affect the restriction hereunder of a director's or officer’s personal liability for any breach, act or omission occurring prior to such modification or repeal.”

SECOND: That thereafter, an annual meeting of the stockholders of the Corporation was held, at which meeting said amendment was approved.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this certificate to be executed and attested this 30th day of April, 2025.

GIBRALTAR INDUSTRIES, INC.

By: /s/ Joseph A. Lovechio
Joseph A. Lovechio
Vice President and Chief Financial Officer